Exhibit 99.1

News Release

For Immediate Release	Contact:	978-619-1300
Wednesday July 29, 2020		Michael T. Prior
Chairman and
Chief Executive Officer
Justin D. Benincasa
Chief Financial Officer

ATN Reports

Second Quarter 2020 Results

•	Generated Double-Digit Operating Income and EBITDA Growth on Stable Revenues

•	International and US Telecom Services Demonstrated Resilience to COVID-19 Pandemic Disruptions

•	Strong Balance Sheet Provides Significant Strength and Financial Flexibility

Beverly, MA (July 29, 2020) -- ATN International, Inc. (Nasdaq: ATNI) today reported results for the second quarter ended June 30, 2020.

Business Review and Outlook

“Our second quarter results benefited from past investments and initiatives, which have led to steady operating income and EBITDA performance across our International Telecom and US Telecom segments. Strong year-on-year operating income and EBITDA comparisons in International Telecom reflect increased usage of our broadband services, which we believe are the best in our markets. This demand for our fixed services helped offset the impact of lower mobile revenue and handset sales due to pandemic-related travel and stay-at-home restrictions,” said Michael Prior, ATN’s Chief Executive Officer.

“In US Telecom, similar to first quarter segment results, we continued to execute on the carrier and CAFII federal revenue support contracts, which will provide relatively consistent revenues for the year. These contracts include our revenue support around the build-out of broadband services in under-served rural areas of the country as part of the federally funded CAFll program, and increased carrier service revenue as part of the FirstNet transaction. We continue to work through pandemic-related construction delays in our FirstNet network buildout and now expect to complete some FirstNet sites in late 2020.

“We were pleased with our telecom operations’ performance and the role we have been able to play in providing essential connectivity and communications during this crisis, thanks to the commitment and dedication of our employees. Both our domestic and international operations showed resilience in a dynamic and uncertain environment. Looking ahead, we are concerned about the economic impact that long delays in the return of tourism and travel could have on international markets and will adjust our course as needed. At the same time, we believe that the pandemic will lead to changes in global business and social behaviors and accelerate a shift to heavy telecom and data reliant activity. This could provide attractive growth opportunities for ATN’s established and emerging businesses. We believe that our conservative approach to balance sheet management should provide the resources to manage through any potential downturns and continue to allow us to make investments that position our telecom services platforms for longer term growth,” Mr. Prior concluded.

Second Quarter Results

Second quarter 2020 consolidated revenues of $109.1 million were up 1% compared to the prior year quarter’s revenue of $107.7 million. Operating income for the quarter was $7.0 million, up $4.2 million compared with the prior year quarter’s $2.8 million. EBITDA1 was $29.0 million in the second quarter, up by 19% compared to $24.3 million in the prior year period. Net income attributable to ATN’s stockholders for the second quarter was $4.7 million, or $0.30 per diluted share, compared with the prior year period’s net loss of $0.9 million, or $0.05 loss per share.

Second Quarter 2020 Operating Highlights

The Company has three reportable segments: (i) International Telecom; (ii) US Telecom; and (iii) Renewable Energy.

Segment Results (in Thousands)
	Three Months Ended June 30, 2020
	International Telecom	US Telecom	Renewable Energy	Corporate and Other	Total
Revenue	$80,064	$28,160	$874	$-	$109,098
Operating Income (loss)	$14,617	$1,826	$(620)	$(8,799)	$7,024
EBITDA[1]	$28,749	$7,543	$(134)	$(7,143)	$29,015
	Six Months Ended June 30, 2020
Capital Expenditures	$19,929	$8,883	$1,634	$1,519	$31,965

Segment Results (in Thousands)
	Three Months Ended June 30, 2019
	International Telecom	US Telecom	Renewable Energy	Corporate and Other	Total
Revenue	$79,859	$26,414	$1,448	$-	$107,721
Operating Income	$11,057	$1,521	$167	$(9,991)	$2,754
EBITDA[1]	$24,663	$7,072	$805	$(8,237)	$24,303
	Six Months Ended June 30, 2019
Capital Expenditures	$23,692	$6,368	$817	$4,519	$35,396

Beginning in the first quarter of 2020 the Company restructured its presentation of revenue in the Condensed Consolidated Statement of Operations and in the Selected Segment Financial Information tables. This change is intended to better align our reporting of financial performance with views of the Company management, industry competitors, and to facilitate discussions with investors and analysts.

International Telecom

International Telecom consists of a broad range of communications services including fixed and mobile data, voice and video service revenues from our operations in Bermuda and the Caribbean. International Telecom revenues were $80.1 million for the quarter, a slight increase year-on-year mainly due to increases in fixed broadband revenues and increases in managed services revenues partially offset by lower mobile revenues. Compared to the prior year quarter, operating income increased 32% to $14.6 million and EBITDA1 increased 17% to $28.7 million, respectively, primarily from lower operating costs in the quarter of which approximately $1.0 million was related to one-time expense reductions in the quarter.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

US Telecom

US Telecom revenues consist mainly of carrier services revenues and fixed and mobile communications services from our retail operations in the Southwestern United States, as well as communications services provided to enterprise customers. US Telecom segment revenues were $28.2 million in the quarter, an increase of 7% over the prior year period primarily due to a full quarter of federal support CAF II revenues in the current year quarter and increased FirstNet carrier services revenue. The network build portion of the FirstNet agreement has continued during the pandemic, but the overall timing of the build schedule has been delayed. Subject to ongoing delays caused by the pandemic-related restrictions, we currently expect construction revenues to begin in late 2020 and continue through 2021. As revenues from the build will be largely offset by construction costs, we do not expect a material impact on operating income or EBITDA1 from this delay. Operating income increased by $0.3 million from the prior year’s quarter to $1.8 million and EBITDA1 for this segment increased by $0.4 million to $7.5 million. The year-over-year profitability improvements were mainly driven by the revenue increases which were partially offset by additional operating costs related to our early stage business operations.

Renewable Energy

Renewable Energy segment revenues are principally the result of the generation and sale of energy from our commercial solar projects in India. We ended the second quarter of 2020 with 52 Megawatts (MWs) of revenue generating solar facilities and expect to begin generating revenue from additional MWs later in the year. The current quarter’s operating loss was $0.6 million and EBITDA1 was a loss of $0.1 million, both below the prior year’s quarter due to pandemic-related restrictions which resulted in the temporary suspension of some of our customers’ operations. Those restrictions lifted late in the quarter, and our customers’ operations and revenue generation resumed. Absent additional government-mandated closures, we expect most of our customers to be fully operational again in the third quarter.

Balance Sheet and Cash Flow Highlights

Total cash, cash equivalents and restricted cash at June 30, 2020 was $125.9 million. Net cash provided by operating activities was $40.4 million for the six months ended June 30, 2020, compared with $18.5 million for the prior year period. The increase in operating cash flow compared with the prior year is mostly the result of increased net income and lower tax payments over last year. For the six months ended June 30, 2020, the Company used net cash of $76.7 million for investing and financing activities compared to $64.8 million for the prior year period. In the current year, this included $32.0 million in capital expenditures, $20.0 million in purchases of intangible assets, $7.9 million of dividends on common stock and share repurchases, and $5.5 million in minority partner distributions. Management expects full year 2020 capital expenditures to be lower than originally forecasted at the beginning of the year as a result of the pandemic. We expect full year 2020 capital expenditures in International Telecom to be approximately $35.0 - $40.0 million. In the US Telecom segment, we expect capital expenditures to be approximately $25.0 - $30.0 million, including $10.0 million on towers and backhaul to support the FirstNet contract.

Conference Call Information

ATN will host a conference call on Thursday, July 30, 2020 at 11:30 a.m. Eastern Time (ET) to discuss its second quarter results and business outlook. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 4642926. A replay of the call will be available at ir.atni.com beginning at approximately 2:30 p.m. (ET) on July 30, 2020.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications, energy and technology businesses in the United States and internationally, including the Caribbean region and Asia-Pacific, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) distributed solar electric power to corporate and government customers and (iii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations, including the impact of the novel coronavirus pandemic on the economies of the markets we serve, our business and operations; expectations regarding revenue, operating income, EBITDA expectations and capital expenditures for 2020; the competitive environment in our key markets, demand for our services and industry trends; the impact of the CAF II federal support revenues and the FirstNet transaction; the impact of digital enhancements; our liquidity; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (2) our ability to maintain favorable roaming arrangements, receive roaming traffic and satisfy the needs and demands of our major wireless customers; (3) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (4) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables businesses; (5) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (6) economic, political and other risks and opportunities facing our operations, including those resulting from the pandemic; (7) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (8) our ability to expand and obtain funding for our renewable energy business; (9) our ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) the occurrence of weather events and natural catastrophes; (11) increased competition; (12) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (13) our continued access to capital and credit markets; and (14) the risk of currency fluctuation for those markets in which we operate. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020 and the other reports we file from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has included EBITDA in this release and in the tables included herein.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

EBITDA is defined as operating income (loss) before depreciation and amortization expense. The Company believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. ATN’s management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this press release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of this non-GAAP financial measure used in this press release to the most directly comparable GAAP financial measure are set forth in the text of, and the accompanying tables to, this press release. While our non-GAAP financial measure is an important tool for financial and operational decision-making and for evaluating our own operating results over different periods of time, we urge investors to review the reconciliation of this financial measure to the comparable GAAP financial measure included below, and not to rely on any single financial measure to evaluate our business.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$124,798	$161,287
Restricted cash	1,072	1,071
Short-term investments	285	416
Other current assets	118,035	65,949

Total current assets	244,190	228,723

Property, plant and equipment, net	587,857	605,581
Operating lease right-of-use assets	63,933	68,763
Goodwill and other intangible assets, net	160,996	161,818
Other assets	54,629	65,841

Total assets	$1,111,605	$1,130,726

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,750	$3,750
Taxes payable	9,039	8,517
Current portion of operating lease liabilities	11,313	11,406
Other current liabilities	94,330	95,996

Total current liabilities	118,432	119,669

Long-term debt, net of current portion	$80,874	$82,676
Deferred income taxes	5,476	8,680
Operating lease liabilities	52,420	56,164
Other long-term liabilities	56,760	57,454

Total liabilities	313,962	324,643

Total ATN International, Inc.’s stockholders’ equity	668,730	676,122
Non-controlling interests	128,913	129,961

Total equity	797,643	806,083

Total liabilities and stockholders’ equity	$1,111,605	$1,130,726

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Communications services	$106,240	$105,019	$214,145	$205,633
Other	2,858	2,702	5,859	5,388
Total revenue	109,098	107,721	220,004	211,021

Operating expenses:
Termination and access fees	28,470	27,930	56,583	55,818
Engineering and operations	17,367	19,107	35,856	38,139
Sales, marketing and customer service	9,373	9,874	18,876	19,264
General and administrative	24,752	26,590	49,676	50,405
Transaction-related charges	72	28	116	68
Depreciation and amortization	21,991	21,549	44,509	42,267
(Gain) loss on disposition of assets	49	(111)	64	191
Total operating expenses	102,074	104,967	205,680	206,152

Operating income	7,024	2,754	14,324	4,869

Other income (expense):
Interest expense, net	(1,508)	(746)	(2,421)	(1,099)
Other income (expense)	590	(255)	(2,310)	(68)
Other income (expense), net	(918)	(1,001)	(4,731)	(1,167)

Income before income taxes	6,106	1,753	9,593	3,702
Income tax (benefit) expense	(2,258)	(274)	(1,149)	939

Net Income	8,364	2,027	10,742	2,763

Net income attributable to non-controlling interests, net	(3,618)	(2,883)	(7,009)	(5,198)

Net income (loss) attributable to ATN International, Inc. stockholders	$4,746	$(856)	$3,733	$(2,435)

Net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income (Loss)	$0.30	$(0.05)	$0.23	$(0.15)

Diluted Net Income (Loss)	$0.30	$(0.05)	$0.23	$(0.15)

Weighted average common shares outstanding:
Basic	15,970	15,997	15,958	15,986
Diluted	16,004	15,997	15,993	15,986

Note:  The Company has restructured its presentation of revenues - see Table 4

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2020	2019
Net income	$10,742	$2,762
Depreciation and amortization	44,509	42,267
Provision for doubtful accounts	3,397	2,736
(Gain) Loss on disposition of assets	64	191
Stock-based compensation	2,721	3,334
Deferred income taxes	(3,204)	(4,574)
Loss on investments	1,412	-
Unrealized (gain) loss on foreign currency	780	(160)
Change in prepaid and accrued income taxes	(1,439)	(16,853)
Change in other operating assets and liabilities	(18,867)	(11,482)
Other non-cash activity	260	301

Net cash provided by operating activities	40,375	18,522

Capital expenditures	(31,965)	(35,396)
Purchases of intangible assets, including deposits	(20,000)	-
Purchases of strategic investments	(2,768)	(10,000)
Purchase of short-term investments	-	(5,028)
Sale of short-term investments	-	141

Net cash used in investing activities	(54,733)	(50,283)

Dividends paid on common stock	(5,443)	(5,439)
Distributions to non-controlling interests	(5,541)	(3,878)
Principal repayments of term loan	(1,876)	(1,887)
Payment of debt issuance costs	(1,059)	(1,340)
Stock-based compensation share repurchases	(1,733)	(1,578)
Purchases of common stock - share buyback	(2,449)	-
Repurchases of non-controlling interests	(3,911)	(861)
Investments made by minority shareholders	-	488

Net cash used in financing activities	(22,012)	(14,495)

Effect of foreign currency exchange rates on total cash, cash equivalents and restricted cash	(118)	31

Net change in total cash, cash equivalents and restricted cash	(36,488)	(46,225)

Total cash, cash equivalents and restricted cash, beginning of period	162,358	192,907

Total cash, cash equivalents and restricted cash, end of period	$125,870	$146,682

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended June 30, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$19,062	$2,367	$-	$-	$21,429
Fixed	56,567	4,937	-	-	61,504
Carrier services	1,897	20,856	-	-	22,753
Other	554	-	-	-	554
Total communications services	$78,080	$28,160	$-	$-	$106,240

Renewable Energy	$-	$-	$874	$-	$874
Managed Services	1,984	-	-	-	1,984
Total Other	$1,984	$-	$874	$-	$2,858

Total Revenue	$80,064	$28,160	$874	$-	$109,098

Operating Income (Loss)	$14,617	$1,826	$(620)	$(8,799)	$7,024
Stock-based compensation	28	-	131	1,402	1,561
Non-controlling interest ( net income or (loss) )	$(2,464)	$(1,061)	$(93)	$-	$(3,618)

Non GAAP measures:
EBITDA (1)	$28,749	$7,543	$(134)	$(7,143)	$29,015
Adjusted EBITDA (2)	$28,749	$7,546	$(18)	$(7,141)	$29,136

Balance Sheet Data (at June 30, 2020):
Cash, cash equivalents and investments	$60,598	$29,304	$22,801	$12,380	$125,083
Total current assets	112,845	58,928	25,537	46,880	244,190
Fixed assets, net	456,633	66,189	44,852	20,183	587,857
Total assets	656,414	222,046	71,033	162,112	1,111,605
Total current liabilities	71,627	23,994	1,164	21,647	118,432
Total debt	84,624	-	-	-	84,624

*    Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**  The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

For the three months ended June 30, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$21,007	$2,800	$-	$-	$23,807
Fixed	54,954	3,622	-	-	58,576
Carrier services	2,306	19,992	-	-	22,298
Other	338	-	-	-	338
Total communications services	$78,605	$26,414	$-	$-	$105,019

Renewable Energy	$-	$-	$1,448	$-	$1,448
Managed Services	1,254	-	-	-	1,254
Total Other	$1,254	$-	$1,448	$-	$2,702

Total Revenue	$79,859	$26,414	$1,448	$-	$107,721

Operating Income (Loss)	$11,057	$1,521	$167	$(9,991)	$2,754
Stock-based compensation	11	-	-	2,017	2,028
Non-controlling interest ( net income or (loss) )	$(2,260)	$(603)	$(20)	$-	$(2,883)

Non GAAP measures:
EBITDA (1)	$24,663	$7,072	$805	$(8,237)	$24,303
Adjusted EBITDA (2)	$24,656	$6,968	$805	$(8,209)	$24,220

*Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

For the six months ended June 30, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$39,198	$4,770	$-	$-	$43,968
Fixed	115,056	9,762	-	-	124,818
Carrier services	3,541	40,927	-	-	44,468
Other	891	-	-	-	891
Total communications services	$158,686	$55,459	$-	$-	$214,145

Renewable Energy	$-	$-	$2,196	$-	$2,196
Managed Services	3,663	-	-	-	3,663
Total Other	$3,663	$-	$2,196	$-	$5,859

Total Revenue	$162,349	$55,459	$2,196	$-	$220,004

Operating Income (Loss)	$28,005	$4,019	$(1,077)	$(16,623)	$14,324
Stock-based compensation	(9)	-	131	2,599	2,721
Non-controlling interest ( net income or (loss) )	$(5,009)	$(2,094)	$94	$-	$(7,009)

Non GAAP measures:
EBITDA (1)	$56,453	$15,621	$23	$(13,264)	$58,833
Adjusted EBITDA (2)	$56,466	$15,626	$153	$(13,232)	$59,013

*Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

For the six months ended June 30, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$41,402	$5,494	$-	$-	$46,896
Fixed	111,080	5,581	-	-	116,661
Carrier services	4,567	36,832	-	-	41,399
Other	677	-	-	-	677
Total communications services	$157,726	$47,907	$-	$-	$205,633

Renewable Energy	$-	$-	$2,938	$-	$2,938
Managed Services	2,450	-	-	-	2,450
Total Other	$2,450	$-	$2,938	$-	$5,388

Total Revenue	$160,176	$47,907	$2,938	$-	$211,021

Operating Income (Loss)	$24,936	$(2,006)	$(16)	$(18,045)	$4,869
Stock-based compensation	21	-	-	3,313	3,334
Non-controlling interest ( net income or (loss) )	$(4,656)	$(522)	$(20)	$-	$(5,198)

Non GAAP measures:
EBITDA (1)	$51,557	$9,143	$1,237	$(14,801)	$47,136
Adjusted EBITDA (2)	$51,543	$9,209	$1,376	$(14,733)	$47,395

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments

** The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

at December 31, 2019

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Balance Sheet Data (at December 31, 2019):
Cash, cash equivalents and investments	$43,125	$38,240	$25,054	$55,284	$161,703
Total current assets	91,497	54,207	27,534	55,484	228,723
Fixed assets, net	466,523	69,184	48,421	21,452	605,581
Total assets	647,228	222,356	76,723	184,419	1,130,726
Total current liabilities	77,644	24,905	2,745	14,374	119,669
Total debt	86,426	-	-	-	86,426

(1) See Table 5 for reconciliation of Operating Income to EBITDA

(2) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

at June 30, 2020

	Quarter ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2019	2019	2019	2020	2020
International Telecom Operational Data:
Fixed - Voice	165,900	164,900	164,800	166,700	167,100
Fixed - Data Subscribers	122,300	124,700	127,500	130,900	135,100
Fixed - Video Subscribers	39,400	38,600	38,100	37,800	36,100
Mobile - Subscribers *	290,400	285,000	284,100	282,100	276,200

* Counts were adjusted for all periods presented based upon a change in methodology and process

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 5
ATN International, Inc.
Reconciliation of Non-GAAP Measures
(In Thousands)

For the three months ended June 30, 2020 is as follows:
	International Telecom	U.S. Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$14,617	$1,826	$(620)	$(8,799)	$7,024
Depreciation and amortization expense	14,132	5,717	486	1,656	21,991
EBITDA	$28,749	$7,543	$(134)	$(7,143)	29,015

Transaction-related charges	-	-	70	2	72
(Gain) Loss on disposition of assets	-	3	46	-	49
ADJUSTED EBITDA	$28,749	$7,546	$(18)	$(7,141)	29,136

Revenue	80,064	28,160	874	-	109,098
ADJUSTED EBITDA MARGIN	35.9%	26.8%	-2.1%	NA	26.7%

For the three months ended June 30, 2019 is as follows:
	International Telecom	U.S. Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$11,057	$1,521	$167	$(9,991)	$2,754
Depreciation and amortization expense	13,606	5,551	638	1,754	21,549
EBITDA	$24,663	$7,072	$805	$(8,237)	24,303

Transaction-related charges	-	-	-	28	28
(Gain) Loss on disposition of assets	(7)	(104)	-	-	(111)
ADJUSTED EBITDA	$24,656	$6,968	$805	$(8,209)	24,220

Revenue	79,859	26,414	1,448	-	107,721
ADJUSTED EBITDA MARGIN	30.9%	26.4%	55.6%	NA	22.5%

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

ATN International, Inc.
Reconciliation of Non-GAAP Measures
(In Thousands)

For the six months ended June 30, 2020 is as follows:
	International Telecom	U.S. Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$28,005	$4,019	$(1,077)	$(16,623)	$14,324
Depreciation and amortization expense	28,448	11,602	1,100	3,359	44,509
EBITDA	$56,453	$15,621	$23	$(13,264)	58,833

Transaction-related charges	-	-	84	32	116
(Gain) Loss on disposition of assets	13	5	46	-	64
ADJUSTED EBITDA	$56,466	$15,626	$153	$(13,232)	59,013

Revenue	162,349	55,459	2,196	-	220,004
ADJUSTED EBITDA MARGIN	34.8%	28.2%	7.0%	NA	26.8%

For the six months ended June 30, 2019 is as follows:
	International Telecom	U.S. Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$24,936	$(2,006)	$(16)	$(18,045)	$4,869
Depreciation and amortization expense	26,621	11,149	1,253	3,244	42,267
EBITDA	$51,557	$9,143	$1,237	$(14,801)	47,136

Transaction-related charges	-	-	-	68	68
(Gain) Loss on disposition of assets	(14)	66	139	-	191
ADJUSTED EBITDA	$51,543	$9,209	$1,376	$(14,733)	47,395

Revenue	160,176	47,907	2,938	-	211,021
ADJUSTED EBITDA MARGIN	32.2%	19.2%	46.8%	NA	22.5%

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.